Exhibit 10.5

GLOBAL POWER EQUIPMENT GROUP INC.
INDUCEMENT RESTRICTED SHARE UNIT AGREEMENT

Notice of Restricted Share Unit Award

As an inducement material to the decision by the grantee listed below (the “Grantee”) to accept employment with Global Power Equipment Group Inc. (the “Company”), and pursuant to that certain offer letter entered into by and between the Grantee and the Company, dated as of September 2, 2015, the Company grants to the Grantee, in accordance with the terms of this Restricted Share Unit Agreement (the “Agreement”), the number of Time-Based RSUs set forth below (which represent one-half of the total units granted) and the Number of Performance-Based RSUs set forth below (which represent one-half of the total units granted)  (collectively, the “Restricted Share Units”), as of the Date of Grant set forth below.  This grant of Restricted Share Units is made and granted as a stand-alone award and is not granted under or pursuant to the Global Power Equipment Group Inc. 2015 Equity Incentive Plan (the “Plan”).

Name of Grantee:	Peter W. Dawes

Date of Grant:	September 24, 2015

Number of Time-Based RSUs:	30,000

Number of Performance-Based RSUs:	30,000

Vesting Schedule:

Vesting Dates for Time-Based RSUs:	September 15, 2016 and March 15, 2017

Vesting Date for Performance-Based RSUs:	March 15, 2017 and September 15, 2017

Performance Period:	January 1, 2016 through December 31, 2016

Performance Objectives:	Achievement of the performance objectives established by the Committee for the Performance Period; such objectives to be established no later than January 1, 2016 in good faith by the Committee.

Terms of Agreement

1.                                      In General.

(a)                                 Non-Plan Grant; Incorporation of Certain Terms of Plan. The Restricted Share Units are granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan.  However, capitalized terms used but not defined in the Agreement shall have the meanings given to those terms in the Plan.

(b)                                 Employment Inducement Grant.  The grant of Restricted Share Units is intended to constitute an “employment inducement award” under Rule 303A.08 of the New York Stock Exchange Listed Company Manual, and consequently is intended to be exempt from the New York Stock Exchange rules regarding stockholder approval of equity compensation plans. This Agreement and the terms and conditions of the Restricted Share Units shall be interpreted in accordance and consistent with such exemption.

2.                                      Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, the Company hereby grants to the Grantee as of the Date of Grant, the Restricted Share Units set forth above. Each Restricted Share Unit shall represent the contingent right to receive one Share and shall at all times be equal in value to one Share. The Restricted Share Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 3 hereof.

3.                                      Vesting and Payment of Restricted Share Units.

(a)                                 In General.  Subject to the Grantee’s compliance with the terms of the Confidentiality, Non-Solicitation and Non-Competition Agreement between Grantee and the Company (the “Restrictive Covenants Agreement”) or of any separately executed covenant not to compete with the Company, as applicable:

(i)                                     Time-Based RSUs.  The number of Time-Based RSUs set forth above shall vest in two installments (each consisting of one-half of the Time-Based RSUs) on each of the applicable Vesting Dates set forth above in the Vesting Schedule, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date.  The Company shall deliver to the Grantee the Shares underlying the vested Time-Based RSUs within ten (10) days following each applicable Vesting Date.

(ii)                                  Performance-Based RSUs. If the Company achieves the Performance Objectives for the Performance Period, the number of Performance-Based RSUs set forth above shall vest on the applicable Vesting Date as set forth above in the Vesting Schedule, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the applicable Vesting Date.  Not later than March 15, 2017, the Committee shall certify in writing the extent to which the Company has achieved the Performance Objectives for the Performance Period and the number of Performance-Based RSUs, if any, earned by the Grantee for the Performance Period. The Company shall deliver to the Grantee one-half of the Shares underlying the earned Performance-Based RSUs within ten (10) days following each Vesting Date.

(iii)                               Continuous Employment.  For purposes of this Section 3, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

(b)                                 Involuntary Termination or Termination for Good Reason.  If, prior to a Vesting Date, the Grantee’s employment with the Company or a Subsidiary is terminated (x) by the Company or a Subsidiary without Cause or by reason of the Grantee’s Disability (as defined in the long-term disability plan of the Company or a Subsidiary applicable to the Grantee), (y) by the Grantee for Good Reason, or (z) as a result of the Grantee’s death, then, except as otherwise provided in Section 13:

(i)                                     The Grantee shall become vested in the number of Time-Based RSUs that would have become vested had the Grantee remained employed with the Company or a Subsidiary through the Vesting Date immediately following the date in which the Grantee’s employment terminated, and prorated for the number of days of continuous employment completed by the Grantee from his employment commencement date through such Vesting Date.  The Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Time-Based RSUs within thirty (30) days following the date of the Grantee’s termination of employment.

(ii)                                  If and only if the Company achieves the Performance Objectives for the Performance Period, the Grantee shall become vested in a number of Performance-Based RSUs equal to the sum of: (A) one-half (1/2) of the Performance-Based RSUs earned for the Performance Period, if any, and only to the extent not previously vested, prorated for the number of days of continuous employment completed by the Grantee from his employment commencement date through March 15, 2017; and (B) one-half (1/2) of the Performance-Based RSUs earned for the Performance Period, if any, and only to the extent not previously vested, prorated for the number of days of continuous employment completed by the Grantee from his employment commencement date through September 15, 2017.  The Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Performance-Based RSUs, if any, within ten (10) days following the applicable Vesting Date.

4.                                      Forfeiture of Restricted Share Units.

(a)                                 Forfeiture of Unvested Award.  The Restricted Share Units that have not yet vested pursuant to Section 3 (and any right to unpaid Dividend Equivalents under Section 7 with respect to the Restricted Share Units), shall be forfeited automatically without further action or notice if (i) the Grantee ceases to be employed by the Company or a Subsidiary prior to a Vesting Date, except as otherwise provided in Sections 3(b) or 22(b), (ii) with respect to Performance-Based RSUs, the Company fails to achieve the Performance Objectives, or (iii) the Grantee breaches the Restrictive Covenants Agreement or of any separately executed covenant not to compete with the Company, as applicable.

(b)                                 Detrimental Activity.  If the Committee determines the Grantee has engaged in any Detrimental Activity, either during service with the Company or a Subsidiary or after termination of such service, then, promptly upon receiving notice of the Committee’s determination, the Grantee shall: (i)  forfeit any outstanding Restricted Share Units under this Agreement, (ii) with respect to any Shares acquired under this Agreement that were not disposed of, return to the Company or the Subsidiary all Shares that the Grantee acquired under this Agreement during a period of two (2) years prior to the date of the Grantee’s initial commencement of the Detrimental Activity, in exchange for payment by the Company or the Subsidiary of any amount actually paid therefor by the Grantee, and (iii) with respect to any Shares acquired pursuant to this Agreement that were disposed of, pay to the Company or the Subsidiary, in cash, the excess, if any, of: (A) the Fair Market Value (as of the date acquired) of the Shares that the Grantee acquired under this Agreement during a period of two (2) years prior to the date of the Grantee’s initial commencement of the Detrimental Activity, over (B) any amount actually paid by the Grantee for the Shares. This Section 4(b) shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Grantee’s employment or the payment of the Restricted Share Units as provided herein.

(c)                                  Compensation Recovery Policy.  The Restricted Share Units shall be subject to forfeiture or repayment pursuant to the terms of any applicable compensation recovery policy adopted by the Company, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the SEC rule or applicable securities exchange.

5.                                      Transferability.  The Restricted Share Units may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Share Units.

6.                                      Dividend, Voting and Other Rights.  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Share Units until such Shares have been delivered to the Grantee in accordance with Section 3 hereof. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.                                      Payment of Dividend Equivalents.  Upon payment of a vested Restricted Share Unit, the Grantee shall be entitled to a cash payment (without interest) equal to the aggregate cash dividends declared and payable with respect to one (1) Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the vested Restricted Share Unit is paid (the “Dividend Equivalent”).  The Dividend Equivalents shall be forfeited to the extent that the underlying Restricted Share Unit is forfeited and shall be paid to the Grantee, if at all, at the same time that the related vested Restricted Share Unit is paid to the Grantee in accordance with Section 3.

8.                                      No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee, in each case with or without Cause.

9.                                      Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10.                               Taxes and Withholding.  The Grantee is responsible for any federal, state, local or other taxes with respect to the Restricted Share Units and the Dividend Equivalents.  The Company does not guarantee any particular tax treatment or results in connection with the grant or vesting of the Restricted Share Units, the delivery of Shares or the payment of Dividend Equivalents.  To the extent the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then, except as otherwise provided below, the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Notwithstanding the preceding sentence, the Grantee may elect, on a form provided by the Company and subject to any terms and conditions imposed by the Company, to pay or provide for payment of the required tax withholding.  If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes at any time other than upon delivery of the Shares under this Agreement, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).  If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes with respect to Dividend

Equivalents, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to reduce the cash payment related to the Dividend Equivalent by the applicable tax withholding.

11.                               Adjustments.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation), such as a stock dividend, stock split, reverse stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend, the Committee shall cause there to be an equitable adjustment in the number and kind of Shares subject to this Agreement to prevent dilution or enlargement of the rights of the Grantee. In the event of any other change in corporate capitalization, or in the event of a merger, consolidation, liquidation, or similar transaction, the Committee may, in its sole discretion, cause there to be an equitable adjustment as described in the foregoing sentence, to prevent dilution or enlargement of rights.

12.                               Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Share Units; provided that, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

13.                               Section 409A of the Code.  It is intended that the Restricted Share Units and any Dividend Equivalents provided pursuant to this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code, and this Agreement shall be interpreted, administered and governed in accordance with such intent.  To the extent necessary to give effect to such intent, the Grantee’s termination of employment shall mean, for purposes of this Agreement, the Grantee’s “separation from service” within the meaning of Section 409A of the Code.  In particular, it is intended that the Restricted Share Units and any Dividend Equivalents shall be exempt from Section 409A of the Code, to the maximum extent possible, pursuant to the “short-term deferral” exception thereto.  However, to the extent that the Restricted Share Units or any Dividend Equivalents constitute a deferral of compensation subject to the requirements of Section 409A of the Code (for example, because the Grantee’s governing employment agreement defines “Good Reason” in a manner such that the Grantee’s termination of employment for Good Reason would not be treated as an involuntary separation from service for purposes of Section 409A of the Code), then the following rules shall apply, notwithstanding any other provision of this Agreement to the contrary:

(a)                                 The Company will deliver the Shares underlying any Restricted Share Units that become vested in accordance with Sections 3(b) or 22 of this Agreement and pay any Dividend Equivalents with respect to those vested Restricted Share Units within thirty (30) days after the first to occur of (i) the applicable Vesting Date for the Restricted Share Units; (ii) the occurrence of a Change of Control that is also a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (iii) the Grantee’s “separation from service” within the meaning of Section 409A of the Code; and

(b)                                 If the Restricted Share Units (and any related Dividend Equivalents) become payable as a result of the Grantee’s separation from service (other than as a result of the Grantee’s death) and the Grantee is a “specified employee” at that time within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees), the Company will deliver the Shares underlying the vested Restricted Share Units and pay any related Dividend Equivalents to the Grantee on the first business day that is at least six months after the date of the Grantee’s separation from service (or upon the Grantee’s death if the Grantee dies before the end of that six-month period).

14.                               Amendments.  The Committee may amend this Agreement upon written notice to the Grantee.  Notwithstanding the foregoing, no amendment of this Agreement shall adversely affect in a material way the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code or other Applicable Laws.

15.                               Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.                               Administration.  This Agreement shall be administered by the Committee.  The Committee shall have full and final authority in its discretion to take all actions determined by the Committee to be necessary in the administration of the Agreement.  All determinations and decisions made by the Committee pursuant to the provisions of this Agreement and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons, including the Grantee, his estate and beneficiaries.  By accepting any benefit under this Agreement, the Grantee and each person claiming under or through him shall be conclusively deemed to have indicated his or their acceptance and ratification of, and consent to, all of the terms and conditions of this Agreement and any action taken under the Agreement by the Committee or the Company, in any case in accordance with the terms and conditions of the Agreement.

17.                               Successors and Assigns.  Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.                               Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

19.                               Use of Grantee’s Information.  Information about the Grantee may be collected, recorded and held, used and disclosed for any purpose related to the administration of this Agreement. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third-party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s receipt of the Restricted Share Units in any one or more of the ways referred to above.

20.                               Electronic Delivery.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the VP of Human Resources of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to this Agreement.

21.                               No Fractional Shares.  Fractional Shares or units will be subject to rounding conventions adopted by the Company from time to time; provided that in no event will the total shares issued exceed the total units granted under this award.

22.                               Change in Control.

(a)    Committee Discretion.    The Committee may, in its sole discretion and without the consent of the Grantee, determine whether and to what extent outstanding Restricted Share Units under this Agreement shall be assumed, converted or replaced by the resulting entity in connection with a Change in Control (or, if the Company is the resulting entity, whether such award shall be continued by the Company), in each case subject to equitable adjustments in accordance with Section 11 of this Agreement.

(b)    Award is Assumed.    To the extent the Restricted Share Units under this Agreement are assumed, converted or replaced by the resulting entity in the event of a Change in Control (or, if the Company is the resulting entity, to the extent such award is continued by the Company) as provided in Section 22(a), then: (i) any outstanding Performance-Based RSUs shall be converted by the resulting entity, as if “target” performance had been achieved as of the date of the Change in Control, and shall continue to vest during the remaining Vesting Schedule, and (ii) any outstanding Time-Based RSUs shall continue to vest during the remaining Vesting Schedule. Notwithstanding the preceding sentence, if the Grantee incurs a Qualified Termination, then upon such termination all outstanding Restricted Share Units shall vest in full.

(c)    Award is not Assumed.   To the extent outstanding Restricted Share Units under this Agreement are not assumed, converted or replaced by the resulting entity in connection with a Change in Control (or, if the Company is the resulting entity, to the extent such award is not continued by the Company) in accordance with Section 22(a), then effective immediately prior to the Change in Control, all outstanding Restricted Share Units shall vest in full, with any specified Performance Objectives deemed to be satisfied at the “target” level.

(d)    Cancellation Right.    The Committee may, in its sole discretion and without the consent of the Grantee, provide that any outstanding Restricted Share Units under this Agreement (or a portion thereof) shall, upon the occurrence of such Change in Control, be cancelled in exchange for a payment in cash or other property (including shares of the resulting entity in connection with a Change in Control) in an amount equal to the Fair Market Value of the Shares subject to the outstanding Restricted Share Units.

[Signatures are on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Grant.

GLOBAL POWER EQUIPMENT GROUP INC.

By:	/s/ Terence J. Cryan
Name: Terence J. Cryan
Title: President and CEO

By executing this Agreement, you acknowledge that a copy of the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing on the Company’s internet site at www.globalpower.com, and you consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact Keri Jolly at 214-574-2733, to request a paper copy of the Prospectus Information at no charge.

GRANTEE

/s/ Peter W. Dawes
Peter W. Dawes